AGREEMENT

THIS AGREEMENT is entered into on this 14th day of September, 2006 at New Delhi

BY AND BETWEEN

OIL INDIA LIMITED, a company incorporated under the Companies Act, 1956 having its Corporate Office at 5, Sikandara Road, New Delhi - 110 001 (hereinafter referred to as “OIL”, which expression, unless repugnant to the context or contrary to the meaning thereof, include its successors and permitted assignees) of the FIRST PART.

AND

GEOGLOBAL RESOURCES (BARBADOS) INC., a company incorporated under the laws of Barbados, having its office at Suite No. 310, 605-1st Street SW, Calgary, Alberta, Canada T2P 3S9 (hereinafter referred to as “GGR”, which expression, unless repugnant to the context or contrary to the meaning thereof, include its successors and permitted assignees) of the SECOND PART.

Oil India Limited is submitting bid for Block No. KG-ONN-2004/1 (Block-28) offered under the New Exploration Licensing Policy, Sixth Round (NELP-VI) by the Ministry of Petroleum& Natural Gas, Government of India, 2006.

The bid is being submitted jointly by the Oil India Ltd. and GeoGlobal Resources (Barbados) Inc., with the following participating interest in the Block.

Oil India Limited    :  90%
Geo Global Resources (Barbados) Inc. :  10%

M/s GeoGlobal Resources (Barbados) Inc. has expressed its desire to take a total 25% participating interest in the above block. A Joint Bidding Agreement to this effect was signed between Oil India Limited and GeoGlobal Resources (Barbados) Inc. on 27th July, 2006. M/s GeoGlobal Resources (Barbados) Inc., is, however presently constrained with the shortage of net worth to pick up the entire 25% participation interest. Therefore, for bid submission purposes, M/s GGR is taking 10% participating interest. M/s GGR hereby irrevocably agrees that before 30th June, 2007, they will raise their net worth sufficient enough to take the additional participating interest of 15% and make their total participating interest to 25% and will pay all the costs for the additional 15% participating interest to OIL. OIL agrees to assign this 15% participating interest as per the PSC procedure.

APPLICABLE LAW & ARBITRATION

This agreement shall be governed by, construed, interpreted and enforced in accordance with laws of India and Courts at Delhi shall have the exclusive jurisdiction.

Subject to the notifications issued by the Government of India from time to time and except otherwise provided for in this agreement, if the parties reach an impasse regarding any dispute relating to this agreement or breach of the agreement, such dispute shall be settled exclusively and finally by arbitration in accordance with the Arbitration & Conciliation Act, 1996 through an Arbitral Tribunal consisting of three Arbitrators. Any party may submit the dispute to arbitration and the arbitration proceeding shall be held in English language at New Delhi.

Except as otherwise specifically provided herein, all notices authorised or required between the parties by any provision of the Agreement shall be in writing in English language and delivered in person or by registered mail or by courier services or by an electronic means or transmitting written communications, which provides confirmation of complete transmission, or with confirmation of receipt of complete transmission from the receiving party, having been obtained and addressed to such parties, as designated below.

FOR OIL

Oil India Limited
Plot No. 19, Film City,
Sector 16A, NOIDA - 201301

Attn: Mr. S.K.Srivastava, CA (E&D)

Telephone No.   : +91-120-2488313
Facsimile No.   : +91-120-2488310
E-Mail    : sksrivastava2003@indiatimes.com

FOR GEOGLOBAL RESOURCES (BARBADOS) INC.

Attn: Mr. Jean P Roy, President & CEO

Suite No. 310, 605-1st Street SW,
Calgary, Alberta,
Canada T2P 3S9

Attn: Mr. Jean P Roy,
President & CEO

Telephone No.   : +1-403-777-9254
Facsimile No.   : +1-403-777-9199
E-Mail    : jean@geoglobal.com

IN WITNESS WHEREOF, the duty authorised representatives of the parties hereinto subscribe their respective hands, on the day, month and year first above written.

FOR & ON BEHALF OF     FOR & ON BEHALF OF
OIL INDIA LIMITED.     GEO GLOBAL RESOURCES         (BARBADOS) INC.

/s/ S.K.SRIVASTAVA      /s/ JEAN ROY

NAME: S.K. SRIVASTAVA     NAME: JEAN ROY

TITLE: CHIEF ADVISOR (E&D)    TITLE: PRESIDENT & CEO

DATE: 14/09/2006      DATE: 14/09/2006

/s/ P.N. BARUAH       /s/ B. MOHAPATRA
Witness: P.N. Baruah Witness:  B. Mohapatra
Senior Advisor (Geology)      Country Manager
OIL         GGR